Exhibit 10.7

THE PEPSICO INTERNATIONAL RETIREMENT PLAN

DEFINED CONTRIBUTION PROGRAM

(PIRP-DC)

As Amended and Restated
Effective as of January 1, 2021

TABLE OF CONTENTS

ARTICLE I – HISTORY AND GENERAL INFORMATION	1
ARTICLE II – DEFINITIONS AND CONSTRUCTION	3
2.01 Definitions.	3
2.02 Construction.	9
ARTICLE III – MEMBERSHIP	10
3.01 Eligibility for Membership.	10
3.02 Admission to Membership.	10
3.03 Active and Inactive Membership.	10
ARTICLE IV – CONTRIBUTIONS	11
4.01 Contributions.	11
4.02 Offsets.	12
ARTICLE V – MEMBER ACCOUNTS	14
5.01 Accounting for Members’ Interests.	14
5.02 Vesting.	14
5.03 Special Vesting for Approved Transfers and Status Changes.	13
ARTICLE VI – DISTRIBUTION OF BENEFITS	16
6.01 Distribution Rules Generally.	16
6.02 Distributions Upon Termination of Employment.	16
6.03 Distributions Upon Death.	16
6.04 Valuation.	16
6.05 Designation of Dependant.	16
ARTICLE VII – ADMINISTRATION	18
7.01 Authority to Administer Plan.	18
7.02 Facility of Payment.	18
7.03 Claims Procedure.	18
7.04 Limitations on Actions.	19
7.05 Restriction of Venue.	20
7.06 Effect of Specific References.	20
ARTICLE VIII – AMENDMENT AND TERMINATION	21
8.01 Continuation of the Plan.	21
8.02 Amendment.	21
8.03 Termination.	21
ARTICLE IX – MISCELLANEOUS	22
9.01 Unfunded Plan.	22
9.02 Costs of the Plan.	22
9.03 Temporary Absence of Member.	22
9.04 Taxes, Etc.	22
9.05 Nonguarantee of Employment.	22
9.06 No Right to Benefits.	23
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9.07 Charges on Benefits and Recovery of Excess Payments.	23
9.08 Prohibited Misconduct.	24
9.09 Notices.	26
9.10 Plan Documentation.	26
9.11 Currency of Payment.	26
9.12 Governing Law.	26
9.13 Exemption from ERISA.	26
9.14 Exemption from Section 409A.	26
ARTICLE X – SIGNATURE	28
APPENDIX	29

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ARTICLE I – HISTORY AND GENERAL INFORMATION

    PepsiCo, Inc. (the “Corporation”) first established the PepsiCo International Retirement Plan effective as of September 1, 1980. The Plan at that time was comprised of the “PepsiCo International Retirement Plan Trust Indenture” and the “Plan Rules.” The Plan was amended and restated in its entirety, effective September 2, 1982.

    The Plan was again amended and restated effective October 1, 2003, whereupon the Plan Rules became the “Plan A Rules” (applicable to benefits funded by the Corporation’s contributions to the trust established by the PepsiCo International Retirement Plan Trust Indenture) and the “Plan B Rules” (applicable to benefits funded by the Corporation as they arise) took effect.

    The Plan was further amended effective January 1, 2005, to provide that no person subject to taxation in the United States of America may in any way have their right to a benefit from the Plan come into existence, increase or in any way be enhanced, but instead will be determined as if they had left the Corporation and any Associated Company permanently before becoming subject to U.S. taxation.
    Effective January 1, 2010, the Plan A Rules and Plan B Rules were amended and restated in their entirety to form one Plan document. The amendment and restatement referred to in the prior sentence remains in effect, and it sets forth the terms of the “DB Program.”

    Effective January 1, 2011, the Corporation established a new defined contribution structure (the “DC Program”) to benefit selected international employees for whom it has been determined to be appropriate (i.e., employees on assignments outside of their home countries for whom it is judged to be impractical to have them participate in their home country retirement plans, and employees who are among a selected group of senior globalists on United States tax equalized packages). The terms of the DC Program are set forth in this document, which is the governing legal document for the DC Program. Together, the DC Program and the DB Program set forth the terms of a single Plan. The DC Program is also sometimes referred to in employee communications as the PepsiCo International Pension Plan or “PIPP.”

    The DC Program was previously amended and restated, effective as of January 1, 2016. As part of that amendment and restatement, the Corporation modified the DC Program to also benefit selected employees: (i) who are localized to a country outside of their home country, (ii) were participating in a defined benefit or defined contribution retirement program sponsored immediately prior to their localization and (iii) for whom no company-provided retirement program is available.

    The DC Program was again amended and restated effective as of January 1, 2019. As part of that amendment and restatement, the Corporation modified the DC Program to recognize same-sex and opposite-sex domestic partners for certain purposes for participants actively employed or on authorized leave of absence on and after January 1, 2019.

    The DC Program is hereby amended and restated effective as of January 1, 2021.

    At all times, the Plan is unfunded and unsecured for purposes of the United States Internal Revenue Code and Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The benefits of an executive are an obligation of that executive’s individual employer. With respect to his employer, the executive has the rights of an unsecured general creditor. The Plan is also intended to be exempt from ERISA as a plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States.

ARTICLE II – DEFINITIONS AND CONSTRUCTION

2.01    Definitions.

Where the following words and phrases appear in this governing document for the DC Program, they shall have the meaning set forth below, unless a different meaning is plainly required by the context:

(a) “Approved Transfer” means any of the following that are initiated or approved by the Corporation or (with the approval of the Corporation) by a Member’s Employer –

(1) The Member’s transfer to employment based in the United States or its territories;

(2) The Member’s secondment to a work location in the United States or its territories;

(3) Any other change in the Member’s employment circumstances that will cause the Member to become a U.S. Person.

(b) “Associated Company” means any company or undertaking which (i) is directly or indirectly controlled by or associated in business with the Corporation, and (ii) which has agreed, subject to the ongoing consent of the Vice President, to perform and observe the conditions, stipulations and provisions of the DC Program and to be included among the Employers under the DC Program. “Associated Companies” means all such companies or undertakings.

(c) “Corporation” means PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

(d) “Dependant” means the person who shall receive the balance of a Member’s PIRP-DC Account upon the Member’s death.

(e) “DB Program” means the portion of the Plan that provides a program of defined benefits and that is described in the governing legal document entitled “The PepsiCo International Retirement Plan Defined Benefit Program (PIRP DB), as it may be amended from time to time. The DB Program is also sometimes referred to as “PIRP-DB”.

(f) “DC Program” means the portion of the Plan that provides a program of defined contributions and that is described in the governing legal document entitled “The PepsiCo International Retirement Plan Defined Contribution Program (PIRP-DC), as it

may be amended from time to time. The DC Program is also sometimes referred to as “PIRP-DC.”

(g) “Distribution Valuation Date” means the date as specified by the Vice President from time to time as of which PIRP-DC Accounts are valued for purposes of distributions under Article VI. Currently, the Distribution Valuation Date for a Member is the month end that occurs just after the event specified in Article VI that triggers the Member’s distribution. Accordingly, if the trigger event occurs on December 30 of a year, the current Distribution Valuation Date is December 31 of that year, and if the trigger event occurs on December 31 of a year, the current Distribution Valuation Date is January 31 of the following year. The Vice President may change any current Distribution Valuation Date. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

(h) “Effective Date” means the date as of which the DC Program is effective, January 1, 2011.

(i) “Eligible Domestic Partner” means, solely with respect to a Member who is actively employed by, or on an Authorized Leave of Absence from, a member of the PepsiCo Organization on or after January 1, 2019, an individual who is of the same sex or opposite sex as the Member and who satisfies paragraph (1), (2) or (3), subject to the additional rules set forth in paragraph (4), as determined by the Vice President.

(1)Civil Union. If the Member has entered into a civil union or similar government-recognized status that is valid at the Member’s death under the law of the location that is determined by the Vice President to be the Member’s principal residence, the Participant’s Domestic Partner (if any) is the individual with whom the Participant has entered into such status, provided that such individual submits a claim for benefits within 60 days of Member’s date of death (and if no such claim is submitted, the individual shall not be a Domestic Partner under this Section 2.01(i)(1)).

(2)Benefits Enrollment. If the Member does not have a Domestic Partner pursuant to subsection (1) above, the Member’s Eligible Domestic Partner (if any) is the individual who, on the applicable date, was enrolled, as the Member’s domestic partner, in the Cigna International Health Program (or its successor) sponsored by the Corporation.

(3)Other Acceptable Evidence of Partnership. If the Member does not have a Domestic Partner under paragraph (1) or (2) above, such Member’s Domestic Partner, if any, is the individual who satisfies such criteria of domestic partnership as the Vice President has specified in writing, provided that such individual submits a claim for benefits within 60 days of the Member’s date of death (and if no such claim is submitted, the individual shall not be a Domestic Partner under this Section 2.01(i)(3)).

(4)Additional Rules. The term “Eligible Domestic Partner” does not apply to a Member’s Eligible Spouse. A Member is not permitted to have more than one Eligible Domestic Partner at any point in time, and a Member who has an Eligible Spouse is not permitted to have an Eligible Domestic Partner.

(j) “Eligible Employee” means an individual who the Vice President has determined (i) is employed exclusively outside of the United States on the regular staff of an Approved Employer on a full-time salaried basis, (ii) is neither actively accruing benefits that are derived from service under the DB Program nor is designated as being eligible to accrue such benefits, and (iii) is described in at least one of the following paragraphs

(1) The individual is on an assignment outside of his home country and it is judged to be impractical to have him participate in the retirement plan(s) sponsored by the Corporation (or an Affiliated Company) in his home country;

(2) The individual is on his second (or more) consecutive assignment outside of his home country (effective as of January 1, 2021, the first assignment outside of his home country), and the retirement plan(s) available to the individual in his home country do not include a retirement plan that is sponsored by the Corporation or an Affiliated Company (e.g., a case where only a statutory plan is available to the individual);

(3) The individual is among a selected group of senior globalists on United States tax equalized packages whose positions and employment terms are among those that the Vice President has determined make them eligible to be considered for membership in the DC Program; or

(4) The individual is localized to a country outside of his home country, was actively participating in a retirement program sponsored by a member of the PepsiCo Organization immediately prior to his localization that will not provide for his continued active participation after his localization, and the local country employer does not sponsor a retirement plan.

The Vice President shall have the discretion to designate as an Eligible Employee any individual employed by an Approved Employer on a part-time basis who, but for his part-time status, otherwise satisfies the requirements of this subsection.

(k) “Eligible Spouse” means the individual to whom the Member is married, or to whom the Member was married on the date of his death. The determination of whether a

Member is married shall be made by the Vice President based on the law of the location that is determined by the Vice President to be the Member’s principal residence; provided, however, that for purposes of the DC Program, a Member shall have only one Eligible Spouse.

(l) “Employers” means the Corporation and any and every Associated Company or such one or more of any of them as the context shall determine or the circumstances require. “Employer” in relation to any person means whichever it is of the Employers in whose employment that person is or was at the relevant time or those Employers (if more than one) in whose employment he had been during the relevant period. An “Approved Employer” means an Employer that, as of the time in question, has been approved by the Vice President (and remains approved) to have its Eligible Employees become and continue as Active Members hereunder.

(m) “Entry Date” means the date as of which an Eligible Employee becomes a Member, which shall be the date that the Vice President specifies for the Eligible Employee’s admission to Membership.

(n) “Interest Credit” means the credit made annually to a Member’s PIRP-DC Account pursuant to Section 4.01(b).

(o) “Interest Rate” means the annualized rate of interest used to determine a Member’s Interest Credit. As of the Effective Date, the Interest Rate is the rate of interest on 30-year Treasury securities as prescribed by the Commissioner of the United States Internal Revenue Service for the month of September immediately preceding the first day of the Plan Year to which an Interest Credit relates. The Vice President shall have the discretion to change from time to time the basis for determining the Interest Rate as necessary to ensure that the Interest Rate is readily determinable and administrable, and that it can be reasonably expected to provide substantially a market rate of interest over time. At all times the Interest Rate shall not exceed a level that may be considered to constitute earnings under Treasury Regulation § 1.409A-1(o).

(p) “Member” means an Eligible Employee who has been admitted to Membership in the DC Program pursuant to Article III and who remains entitled to a benefit under the DC Program. In relation to each of the Employers, any reference to a Member means a Member in or formerly in its employment. References to “Membership” are references to the status of being a Member. The terms “Active Member” and “Inactive Member” shall have the respective meanings stated for these terms in Section 3.03.

(q) “Pay Credit” means the credit made to an Active Member’s PIRP-DC Account pursuant to Section 4.01(a).

(r) “Plan” means the PepsiCo International Retirement Plan, which consists of the DC Program and DB Program.

(s) “Plan Year” means the 12-consecutive month period beginning on January 1 and ending on the following December 31 of the same calendar year.

(t) “PepsiCo Organization” means the controlled group of organizations of which the Corporation is a part, as defined by United States Internal Revenue Code section 414 and regulations issued thereunder. An entity shall only be considered a member of the PepsiCo Organization during the period it is one of the group of organizations described in the preceding sentence.

(u) “PIRP-DC Account” means the unfunded, notional account maintained for a Member on the books of the Member’s Employer that indicates the dollar amount that, as of any time, is credited under the DC Program for the benefit of the Member. The balance in such account shall be determined in accordance with interpretive principles and decisions applied by the Vice President.

(v) “Salary” means (i) home notional base salary in the case of an Eligible Employee who is not paid on a United States payroll, and (ii) base salary plus annual bonus in the case of an Eligible Employee who is paid on a United States payroll. Notwithstanding the foregoing, Salary shall include home notional base salary plus annual bonus for Eligible Employees not paid on a United States payroll who become an Active Member on or after January 1, 2021. In the case of an Eligible Employee who is employed in a country other than the United States, the Vice President may authorize the Eligible Employee’s Salary to be increased to reflect an amount of notional bonus that is paid to such Eligible Employee. The determination of an Eligible Employee’s Salary in accordance with the preceding three sentences shall be made by the Vice President and shall be conclusive and binding on all Eligible Employees.

(w) “Service” means the period during which an Eligible Employee was continuously in employment (including all permissible periods of authorized leave of absence) with any Approved Employer. A permissible period of authorized leave of absence is a period of absence of not more than 12 months, unless a longer period is individually authorized in writing by the Vice President. A break in service of less than 12 months shall not be considered to have broken the continuity of a Member’s Service. Other breaks in service (including a break in service of at least 12 months and a break in service before an individual has become a Member) shall break the continuity of an individual’s Service, and employment before the break in service will only be counted as Service if it would otherwise qualify under this subsection and the Vice President approves its being counted. For an individual who transfers from employment with an Employer while not an Eligible Employee to the status of an Eligible Employee of an Approved Employer, his pre-transfer period of employment with an Employer may be counted as Service only with the approval of the Vice President. Similarly, for an individual who transfers from employment with an Approved Employer as an Eligible Employee to other employment with an Employer, his post-transfer period of employment with an Employer may be counted as Service only with the approval of the

Vice President. Except as otherwise expressly provided by the Vice President, Service shall not include an individual’s periods of employment with any company or undertaking prior to it becoming an Employer or a member of the PepsiCo Organization.

(x) “Status Change” means any change in a Member’s circumstances (other than a change in circumstances that constitutes an Approved Transfer) that will cause the Member to become a U.S. Person.

(y) “U.S. Person” means: (1) a citizen of the United States of America; (2) a person lawfully admitted for permanent residence in the United States of America at any time during the calendar year, or who has applied for such permanent residence (within the meaning of United States Internal Revenue Code section 7701(b)(1)(A)); or (3) any other person who is a resident alien of the United States of America under United States Internal Revenue Code section 7701(b)(1)(A) because, for example, the person satisfies the substantial presence test under United States Internal Revenue Code section 7701(b)(3) or makes an election to be treated as a United States resident under United States Internal Revenue Code section 7701(b)(4). In addition, a person shall be considered a U.S. Person for purposes of Section 9.14 in any year for which the person is required by the United States Internal Revenue Code to file an individual income tax return, unless the Vice President determines that it is clear that the person has no U.S. source earned income from a member of the PepsiCo Organization for such year.

(z) “Valuation date” means each business day, as determined by the Vice President, as of which Members’ PIRP-DC Accounts are valued (for purposes other than distributions under Article VI) in accordance with DC Program procedures that are then currently in effect. As of the Effective Date, the DC Program shall have a Valuation Date for all Members as of the last day of each Plan Year. In addition, to the extent provided in Section 4.02, the DC Program shall have a special Valuation Date prior to the end of a Plan Year for Active Members who have an Approved Transfer (and for certain Active Members who have a Status Change) as described in Section 4.02. In accordance with procedures that may be adopted by the Vice President, any current Valuation Date may be changed (but in such case adjustments shall apply in the operation of the DC Program as necessary to prevent duplicate or disproportionate benefits, as determined by the Vice President). Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

(aa) “Vice President” means the Vice President, Global Benefits & Wellness of PepsiCo, Inc., but if such position is vacant or eliminated it shall be the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties, if no one is fulfilling a majority), as such duties existed immediately prior to the vacancy or the position elimination.

2.02    Construction.

(a) Gender and Number: In this document for the DC Program where the context does not otherwise determine, words importing the masculine gender shall include the feminine gender and words importing the singular number shall include the plural number and vice versa.

(b) Determining Periods of Years: For the purposes of the DC Program, any period of 365 consecutive days (or of 366 consecutive days, if the period includes 29th February) shall be deemed to constitute a year, but not so that in the calculation of a number of years any day is counted more than once. Where the amount of a benefit depends upon the calculation of a number of years or months without expressly requiring that these should be complete years or months, a proportionate amount (i.e., a number of days) may be given for any part of a year or month which would not otherwise be included in the calculation. Where this document makes reference to months or parts of a year, or to any other period of time except a day, week or year the Vice President may authorize the period to be counted in days or complete calendar months with each calendar month counted as 1/12th of a year.

(c) Compounds of the Word “Here”: The words “hereof” and “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire DC Program, not to any particular provision or section.

(d) Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passages of the document shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

(e) Subdivisions of this Document: This document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numerals in parentheses. Subparagraphs are designated by lower-case roman numerals in parentheses. Clauses are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

ARTICLE III – MEMBERSHIP

3.01    Eligibility for Membership.

    Every person who the Vice President determines is an Eligible Employee shall be eligible for Membership.

3.02    Admission to Membership.

    Every person who the Vice President determines is an Eligible Employee, and who is not during the relevant time a U.S. Person, shall, following the approval of his Membership by the Vice President, be admitted to Membership effective as of his Entry Date. For this purpose, the relevant time includes a sufficient period before the Eligible Employee’s Proposed Entry Date as is necessary to avoid PIRP-DC Accounts being considered deferred compensation that is subject to Section 409A of the United States Internal Revenue Code. No Eligible Employee or any other person shall be admitted to Membership without the approval of the Vice President.

3.03    Active and Inactive Membership.

    A Member shall be an Active Member during the period that he is – (a) employed as an Eligible Employee, (b) not a U.S. Person, and (c) currently approved for status as an Active Member by the Vice President. A Member shall be an Inactive Member during any period that he does not currently meet all of the requirements to be an Active Member.

ARTICLE IV – CONTRIBUTIONS

4.01    Contributions.

To the extent provided in subsections (a) and (b) below, the Employer shall allocate Pay Credits and Interest Credits to a Member’s PIRP-DC Account, each determined by the Vice President as follows –

(a) Pay Credit. To receive a Pay Credit for a Plan Year, an individual must be an Active Member during such year. The amount of an Active Member’s Pay Credit for a Plan Year shall be determined by multiplying the Active Member’s annualized Salary in effect as of that year’s Valuation Date by the Active Member’s applicable percentage, which shall be one of the following: 5%, 8%, 10%, 12% or 18%. Effective for any Eligible Employee who becomes an Active Member on or after January 1, 2021, the amount of the Active Member’s Pay Credits shall be determined by the number of “points” attributed to the Active Member in accordance with the following:

Points	Amount of Pay Credit
Less than 35	5% of Eligible Pay
35-39	6% of Eligible Pay
40-44	7% of Eligible Pay
45-49	8% of Eligible Pay
50-54	9% of Eligible Pay
55-59	10% of Eligible Pay
60-64	11% of Eligible Pay
65 or more	12% of Eligible Pay

An Active Member’s points shall be determined by the sum of the Active Member’s age and years of Service, with each expressed in whole years and days.

The Vice President shall specify the Active Member’s applicable percentage as of the Active Member’s Entry Date. For each subsequent Plan Year that the individual is an Active Member, the Vice President may specify a new applicable percentage that shall apply to the Active Member for such Plan Year. An Active Member shall cease receiving Pay Credits during any Plan Year as necessary to ensure that the Active Member’s Pay Credits do not exceed the Internal Revenue Code Section 401(a)(17) limit in effect for such Plan Year.

(b) Interest Credit. To receive an Interest Credit for a Plan Year, an individual must be either an Active Member or Inactive Member during such year, and the individual must have had a balance in his PIRP-DC Account as of the prior Plan Year’s Valuation Date. The amount of a Member’s Interest Credit shall be determined by the

Vice President by multiplying the Interest Rate for the period since the last Valuation Date by the balance of the Member’s PIRP-DC Account as of such last Valuation Date.

A Member’s Pay Credit and Interest Credit shall be determined by the Vice President as soon as administratively practicable after each Valuation Date. If a Member has less than one full year of Active Membership since such last Valuation Date (e.g., as may apply in the Member’s first and last year of Membership), the Member’s Pay Credit as otherwise determined under subsection (a) above shall be prorated for such period based upon the Member’s fractional year of Active Membership. If a Member has less than one full year of Membership since such last Valuation Date, any Interest Credit as otherwise available and determined under subsection (b) above shall be prorated for such period based upon the Member’s fractional year of Membership (e.g., as may apply in the Member’s last year of Membership). A fractional year shall be computed by dividing the Member’s days of Membership or Active Membership (as applicable) during the Plan Year by the total number of days in such Plan Year. A period of paid leave of absence during a Plan Year shall be considered a period of Active Membership for purposes of determining a Member’s Pay Credit for the Plan Year in accordance with the prior sentence. However, a period of unpaid leave of absence during a Plan Year shall not be considered a period of Active Membership for purposes of determining a Member’s Pay Credit for the Plan Year in accordance with the prior sentence (and as a result, the Pay Credit for the Plan Year containing the unpaid leave shall be prorated, or there shall be no Pay Credit, all as necessary to limit Pay Credits to the Member’s period of Active Membership during the Plan Year). In the event a prorated Pay Credit and Interest Credit relate to the Member’s final year of Membership, the Pay Credit and Interest Credit shall be determined as of the Member’s Distribution Valuation Date (with proration based upon the Member’s fractional final year of Membership). The calculation of the Pay Credit and Interest Credit by the Vice President shall be conclusive and binding on all Members (and their Dependants).

4.02    Offsets.

Notwithstanding Section 4.01, the Corporation may reduce the amount of any payment or benefit that is or would become payable to or on behalf of a Member by the amount of any obligation of the Member to the Corporation or by the amount of –

(a) Any material benefits accrued by the Member under a retirement plan sponsored by the Corporation or by any country, state, province or other political subdivision or locality, to the extent the Vice President determines that the benefit amount under such retirement plan is for Service or Salary that is taken into account in providing Pay Credits under the DC Program, and

(b) Any termination indemnity or other payment to the Member by the Employer or PepsiCo Organization related to the Member’s termination of employment, to the extent the Vice President determines that the payment is reasonably related to Service that is taken into account in providing Pay Credits under the DC Program.

Consistent with the foregoing, appropriate reductions may be made in the Pay Credits and Interest Credits that otherwise would be provided to the Member under Sections 4.01 and 4.02, the balance in the Member’s PIRP-DC Account under Article V, or the Member’s distributions under Article VI. The determination of whether a benefit is material and all other aspects of the application of this Section 4.02 is solely in the independent discretion of the Vice President.

ARTICLE V – MEMBER ACCOUNTS
5.01    Accounting for Members’ Interests.

Pay Credits and Interest Credits shall be credited to a Member’s PIRP-DC Account as of the Valuation Date to which such credits relate (or, in the case of Pay Credits and Interest Credits that relate to the Member’s final year of Membership, as of the Member’s Distribution Valuation Date) or as soon as administratively practicable thereafter. A Member’s PIRP-DC Account is a bookkeeping device to track the notional value of the Member’s Pay Credits and Interest Credits (and his Employer’s liability for such credits). No assets shall be reserved or segregated in connection with any PIRP-DC Account, and no PIRP-DC Account shall be funded, insured or otherwise secured.

5.02    Vesting.

Subject to Sections 4.02 and 9.14, a Member shall be fully vested in, and have a nonforfeitable right to, his PIRP-DC Account upon completing 3 years of Service, or if earlier, upon the death or disability of the Member while employed by the Employer or PepsiCo Organization. The determination of whether a Member has become disabled for this purpose shall be made by the Vice President in accordance with such standards as the Vice President deems to be appropriate as of the time in question.

5.03    Special Vesting for Approved Transfers and Status Changes.

(a) Automatic Special Vesting for Approved Transfers. Notwithstanding Section 5.02 above, in the case of an Active Member who will have an Approved Transfer during a Plan Year, the Active Member shall automatically have special vesting apply as of the last business day before the earlier of – (a) the Active Member’s Approved Transfer, or (b) the day the Active Member would become a U.S. Person in connection with the Approved Transfer.

(b) Special Vesting for Status Changes. Also notwithstanding Section 5.02 above, in the case of an Active Member who will have a Status Change, the Active Member may request that the Vice President apply special vesting to him as of the last business day before the Active Member’s Status Change. In order for special vesting related to a Status Change to be valid and effective under the DC Program, the Active Member’s request and the Vice President’s approval of the request must both be completely final and in place prior to the date that the special vesting applies.

Subject to the next sentence, the effect of special vesting applying to a Member in accordance with either subsection (a) or (b) above is that the Member will become vested, to the same extent as could apply under Section 5.02 if the Member vested under that Section, as of the date that the special vesting applies. Notwithstanding the preceding provisions of this Section 5.03, rights under this Section 5.03 are subject to the overriding requirement that allocations, benefits and other rights under the Plan must remain entirely exempt from Section 409A of the United States Internal Revenue Code, and this Section 5.03 shall not apply to the extent inconsistent with this requirement.

ARTICLE VI – DISTRIBUTION OF BENEFITS
6.01    Distribution Rules Generally.

A Member’s PIRP-DC Account shall be distributed based upon first to occur of the Member’s termination of employment with the PepsiCo Organization or death, as provided in Sections 6.02 and 6.03 respectively, subject to Section 4.06 (vesting). All distributions shall be made in cash.

6.02    Distributions Upon Termination of Employment.

If a Member’s PIRP-DC Account becomes distributable based upon his termination of employment with the PepsiCo Organization, such distribution shall be made in a single lump sum payment on the first of the month that immediately follows the Member’s Distribution Valuation Date. In the case of a Member whose termination of employment with the PepsiCo Organization occurs as a result of the Member becoming disabled, for purposes of this Section, the determination of whether such Member is disabled and the date on which such Member’s termination of employment is considered to occur shall be made by the Vice President.

6.03    Distributions Upon Death.

If a Member’s PIRP-DC Account becomes distributable based upon his death, such distribution shall be made in a single lump sum payment on the first day of the month that immediately follows the Member’s Distribution Valuation Date. Amounts paid following a Member’s death shall be paid to the Member’s Dependant; provided, however, that if no Dependant designation is in effect at the time of the Member’s death (as determined by the Vice President), or if all persons designated as Dependants have predeceased the Member, then the payments to be made pursuant to this Section shall be distributed to the Member’s Eligible Spouse or Eligible Domestic Partner, as applicable, or, if the Member does not have an Eligible Spouse or an Eligible Domestic Partner at the time of his death, to his estate.

6.04    Valuation.

In determining the amount of any individual distribution pursuant to this Article, the Member’s PIRP-DC Account shall continue to be credited with Interest Credits (and debited for expenses) as specified in Article V until the Member’s Distribution Valuation Date.

6.05    Designation of Dependant.

A Member shall designate one or more Dependants who will be entitled to any amounts payable on his death. A Member shall have the right to change or revoke his Dependant designation at any time prior to the effective date of such election. If the Member is married at the time he or she designates a Dependant(s), any designation under this section of a Dependant(s) who is not the Member’s Eligible Spouse shall require the written consent of the Member’s Eligible Spouse. A revocation of a Dependant(s) does not require consent by the

Member’s Eligible Spouse. The designation of any Dependant(s), and any change or revocation thereof, and any written consent of a Member’s Eligible Spouse required by this Section shall be made in accordance with rules adopted by the Vice President, shall be made in writing on forms provided by the Vice President, and shall not be effective unless and until filed with the Vice President.

ARTICLE VII – ADMINISTRATION
7.01    Authority to Administer Plan.

(a) Administration by the Vice President: The Plan shall be administered by the Vice President, who shall have the authority to interpret the Plan and issue such regulations as he deems appropriate. All actions by the Vice President hereunder may be taken in his sole discretion, and all interpretations, determinations and regulations made or issued by the Vice President shall be final and binding on all persons and parties concerned.

(b) Authority to Delegate: The Vice President may delegate any of his responsibilities under the Plan to other persons or entities, or designate or employ other persons to carry out any of his duties, responsibilities or other functions under the Plan. Any reference in the Plan to an action by the Vice President shall, to the extent applicable, refer to such action by the Vice President’s delegate or other designated person.

7.02    Facility of Payment.

Whenever, in the opinion of the Vice President, a person entitled to receive any payment of a benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Vice President may direct that payments from the Plan be made to such person’s legal representative for his benefit, or that the payment be applied for the benefit of such person in such manner as the Vice President considers advisable. Any payment of a benefit in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.03    Claims Procedure.

    The Vice President shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and his decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Vice President decides in his discretion that the person claiming such benefits is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Vice President is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by or on behalf of a Member or Dependant (a “claimant”) is wholly or partially denied, the Vice President, or a party designated by the Vice President, will provide such claimant within the 90-day period following the receipt of the claim by the Vice President, a comprehensible written notice setting forth:

(a) The specific reason or reasons for such denial;

(b) Specific reference to pertinent Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(d) A description of the Plan’s claim review procedure (including the time limits applicable to such process).

If the Vice President determines that special circumstances require an extension of time for processing the claim he may extend the response period from 90 to 180 days. If this occurs, the Vice President will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Vice President expects to make the final decision. Upon review, the Vice President shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Vice President comments, document, records and other information relevant to the claim and the Vice President’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Vice President expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant; include specific reasons for the decision with references to the specific Plan provisions on which the decision is based; and provide that the claimant is entitled to receive, upon request and free of charge, copies of, all documents, records, and other information relevant to his claim for benefits.

Any claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Vice President at the time it made its determination. In addition, any such review shall be conditioned on the claimant’s having fully exhausted all rights under this section.

7.04    Limitations on Actions.

Any claim filed under Article VII and any action filed in any court or other tribunal by or on behalf of a former or current Employee, Member, Dependant or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than earlier of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action; (ii) the date identified to the Petitioner by the Vice President on which payment shall be made; or (ii) when he has actual or constructive knowledge of the facts that are the basis of his claim. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described above shall have no effect on this two-year time frame.

7.05    Restriction of Venue.

Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner shall only be brought or filed in the state or federal courts of New York, specifically the state or federal court, whichever applies, located nearest the Corporation’s headquarters.

7.06    Effect of Specific References.

Specific references in the Plan to the Vice President’s discretion shall create no inference that the Vice President’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

ARTICLE VIII – AMENDMENT AND TERMINATION

8.01    Continuation of the Plan.

While the Corporation intends to continue the Plan indefinitely, it assumes no contractual obligation as to its continuance. The Corporation hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time provided, however, that no such amendment or termination shall reduce the balance (determined as of the date of such amendment or termination) in the Plan account maintained for the benefit of a Member or his Dependant, except to the extent the Member becomes entitled to an amount under another plan or practice maintained by an Employer. Specific forms (including times) of payment are not protected under the preceding sentence.

8.02    Amendment.

The Corporation may, in its sole discretion, make any amendment or amendments to this Plan from time to time, with or without retroactive effect, subject to Section 8.01. An Employer (other than the Corporation) shall not have the right to amend the Plan.

8.03    Termination.

The Corporation may terminate the Plan, either as to its participation or as to the participation of one or more Employers. If the Plan is terminated with respect to fewer than all of the Employers, the Plan shall continue in effect for the benefit of the employees of the remaining Employers.

ARTICLE IX – MISCELLANEOUS

9.01    Unfunded Plan.

The Employers’ obligations under the Plan shall not be funded, but shall constitute liabilities by the Employer payable when due out of the Employer’s general funds. To the extent a Member or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Employer.

9.02    Costs of the Plan.

Unless otherwise agreed by the Corporation, all costs, charges and expenses of or incidental to the administration and management of the Plan shall be the costs, charges and expenses of the Employers and shall be paid by each Employer based on the proportion of Members who are employed by such Employer as compared to the total number of Members at the time the cost or expense is incurred.

9.03    Temporary Absence of Member.

If a Member is absent from duty by reason other than death, discharge, retirement or quitting (e.g., sickness, accident, layoff, vacation), he shall be deemed to have terminated employment on the date that is 12 months after the date on which he is absent, unless the Vice President determines otherwise. If the Member’s absence from duty is by reason of his service as a full-time member of the armed forces of any country or of any organization engaged in national service of any such country, he shall not be deemed to have terminated employment so long as he is regarded by the Employer as remaining in employment or until he shall resign permanently from employment, whichever shall first occur.

9.04    Taxes, Etc.

In the event any tax or assessment or other duty is determined by the Vice President to be owing in respect of any benefit payable from the Plan, the Plan shall be entitled to withhold an amount not exceeding the amount of any such tax or assessment or other duty from the benefit payable and shall apply the same in satisfaction of said tax or assessment or other duty.

9.05    Nonguarantee of Employment.

Nothing in the Plan shall be construed as a contract of employment between an Employer and any of its employees, or as a right of any such employee to continue in the employment of the Employer, or as a limitation of the right of an Employer to discharge any of its employees, with or without cause.

9.06    No Right to Benefits.

No person, whether or not being a Member, shall have any claim, right or interest under the Plan except as provided by the terms of the Plan. In the event of a Member’s termination of employment by an Employer, the resulting cessation of his Membership shall not be grounds for any damages or any increase in damages in any action brought against the Employer or any member of the PepsiCo Organization with respect to such termination.

9.07    Charges on Benefits and Recovery of Excess Payments.
All benefits in respect of a Member under the Plan shall stand charged with and be subject to deductions therefrom of all sums in respect of losses to a member of the PepsiCo Organization or Employer or otherwise caused by misdemeanor of the Member and on production by the member of the PepsiCo Organization or Employer of proof satisfactory to the Vice President that any such loss ought to be made good by a Member. The relevant amount shall be deductible from the Member’s benefits and be payable to the Employer or member of the PepsiCo Organization whose receipt shall be a valid discharge for the same.

Payments to, for or in connection with a Member that are made (as of a point in time and to any person or entity) may not exceed the exact amount of payments that are due as of such time and to such person, as provided by the terms of the Plan that specify the amounts that are payable, the time as of which they are payable, and the person to whom they are payable. Accordingly, any such excess payment or any other overpayment, premature payment or misdirected payment (one or more of which are hereafter referred to as an “Excess Payment”) may not be retained by the party receiving it, but must be restored promptly to the Plan. In exchange for Member or beneficiary status hereunder (or for having any other direct or indirect right or claim of right from the Plan, or solely as a result of having received an Excess Payment), any party receiving an Excess Payment grants to the Plan the following nonexclusive rights –

(1)    A constructive trust and first priority equitable lien on any payment that is received directly or indirectly from the Plan and that is, in whole or part, an Excess Payment (such trust and lien shall be equal to the amount of the Excess Payment increased by appropriate interest) or upon the proceeds or substitutes for such payment, and any transfer shall be subject to such constructive trust and equitable lien (including a transfer to a person, trust fund or entity).

(2)    The right to offset (as necessary to recover the Excess Payment with appropriate interest) other payments that are properly payable by the Plan to the recipient of the Excess Payment; however, reliance on this right is in the discretion of the Vice President, and the existence of an opportunity to apply it shall not diminish the Plan’s rights under paragraph (1) above.

(3)    The right to bring any equitable or legal action or proceeding with respect to the enforcement of any rights in this Section in any court of competent jurisdiction as the Plan may elect, and following receipt of an

Excess Payment the Member hereby submits to each such jurisdiction, waiving any and all rights that may correspond to such party’s present or future residence.

Any party receiving an Excess Payment shall promptly take all actions requested by the Vice President that are in furtherance of the Plan’s recovery of the Excess Payment with appropriate interest. In all cases, this subsection shall maximize the rights of the Plan to recover improper payments and shall not restrict the rights of the Plan in any way, including with respect to any improper payment that is not addressed above.

9.08    Prohibited Misconduct.

(a) Notwithstanding any other provision of this Plan to the contrary, if the Vice President determines that a Member has engaged in Prohibited Misconduct at any time prior to the second anniversary of his termination of employment with the PepsiCo Organization, the Member shall forfeit all Pay Credits and Interest Credits (whether paid previously, being paid currently or payable in the future), and his PIRP-DC Account shall be adjusted to reflect such forfeiture and previously paid Pay Credits and Interest Credits shall be recovered. As a condition to Membership in this Plan, each Member agrees to this and each Member agrees to repay PepsiCo the amounts it seeks to recover under this Section 9.08.

(b) Any of the following activities engaged in, directly or indirectly, by a Member shall constitute Prohibited Misconduct:

(1) The Member accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Member’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(2) The Member, directly or indirectly (including through someone else acting on the Member’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(3) The Member using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his position with the PepsiCo Organization. Such confidential information shall include all non-public information the Member acquired as a result of his positions with the PepsiCo Organization. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4) The Member engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Corporation’s Code of Conduct, engaging in unlawful trading in the securities of the Corporation or of any other company based on information gained as a result of his employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(5) The Member engaging in any activity that constitutes fraud.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Plan shall prohibit the Member from communicating with government authorities concerning any possible legal violations without notice to the Corporation, participating in government investigations, and/or receiving any applicable award for providing information to government authorities. The Corporation nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Further, pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

For purposes of this subsection, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces. For purposes of this subsection, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world – beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks, energy drinks, and value-added dairy drinks; juices and juice products; dairy products; snacks, including salty snacks, sweet snacks meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrups; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service that the Member had reason to know was under development by the PepsiCo Organization during the Member’s employment with the PepsiCo Organization.

9.09    Notices.

Any notice which under the Plan is required to be given to or served upon the Plan shall be deemed to be sufficiently given to or served upon the Plan if it is in writing and delivered to the Vice President. In any case where under the Plan any notice shall be required to be given to Members, it shall be sufficient if such notice is delivered to the Member’s last known address on file in the records of the Employer or delivered to the Member pursuant to any other method (e.g., electronically) that the Vice President determines is reasonably available to the Member.

9.10    Plan Documentation.

Every Member shall on demand be entitled to a copy of the Plan.

9.11    Currency of Payment.

Payment of benefits under the Plan shall be made in United States dollars, or other "eligible currency," as approved by the Vice President. The amount otherwise payable in United States dollars would be converted to the selected currency using the exchange rate, based on the methodology approved by the Vice President from time to time.

9.12    Governing Law.

The Plan shall in all respects be governed by and interpreted according to the laws of the State of New York.

9.13    Exemption from ERISA.

The Plan is intended to be exempt from the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as a plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States. In order to preserve this exemption from ERISA, Active Membership in the Plan shall be limited to individuals who are nonresident aliens of the United States and whose assigned work locations are outside the United States, and it is intended that all permanent records and documentation relating to the administration of the Plan shall be kept at a location that is outside of the United States.

9.14    Exemption from Section 409A.

In order to permit this Plan to be completely exempt from United States Internal Revenue Code section 409A (“Section 409A”), this Plan shall be subject to the special operating rules and limitations in this Section 9.14, effective for any period to which Section 409A applies. It is the intent of the Plan that no Member who is a U.S. Person may in any way have their benefit from the Plan vest, increase or in any way be enhanced (collectively, a “Benefit Enhancement”) as a result of their compensation or service while a U.S. Person. However, Interest Credits may be provided on the PIRP-DC Account of a Member who is a U.S. Person, but only to the extent the balance in the PIRP-DC Account is derived from Pay Credits that relate to Service completed while the Member was not a U.S. Person (and Interest Credits on such Pay Credits). Accordingly, no Member shall become entitled to a Benefit Enhancement with respect to a calendar year until it is determined, following the close of such year, that the Member was not a U.S. Person with respect to such year. Notwithstanding the preceding sentence, in the calendar year a Member’s benefit under this Plan is scheduled to commence, the Vice President may authorize a Benefit Enhancement for the calendar year of benefit commencement to the extent the Vice President determines satisfactorily that the Member will not be a U.S. Person for such year. In other cases, the Member’s benefit will commence under this Plan without any Benefit Enhancement related to the calendar year of commencement, and appropriate adjustments will be made to the Member’s benefit in the following year if it is determined that the Member was not a U.S. Person in such calendar year of commencement. This Section 9.14 shall at all times be interpreted and applied in accordance with the overriding requirement that allocations, benefits and rights under the Plan must remain entirely exempt from Section 409A, and the Vice President shall have such unrestricted authority as is necessary to ensure that it is applied in accordance with this requirement.

ARTICLE X – SIGNATURE
    The PepsiCo International Retirement Plan, DC Program document, as amended and restated, is hereby adopted as of this 15th day of December, 2020, to be effective as of January 1, 2021 or as otherwise stated herein.

PEPSICO, INC.

By:_/s/ Ronald Schellekens_____________
Ronald Schellekens
Executive Vice President and
Chief Human Resources Officer

Date: December 15, 2020

Law Department Approval

By:    /s/ Jeffrey A. Arnold_________________
        Jeffrey A. Arnold
    Legal Director, Employee Benefits Counsel

Date:    December 10, 2020

APPENDIX
Effective January 1, 2013, the Vice President, in his or her sole discretion, may establish Pay Credit Schedules other than those provided for in Section 4.01 of the DC Program to apply in the case of a Member (or Members) specifically designated by the Vice President for this purposes, provided that each such arrangement otherwise meets all applicable requirements of the Plan.